Exhibit 99.2

FOR IMMEDIATE RELEASE

BEACON POWER PRICES PUBLIC OFFERING

OF SERIES B CONVERTIBLE PREFERRED STOCK AND WARRANTS

TYNGSBORO, Mass. — December 22, 2010 — Beacon Power Corporation (Nasdaq: BCON), a leading provider of advanced energy storage systems and services to support a more stable, reliable and efficient electricity grid, today announced that it has priced an underwritten public offering of 10,000 units at a price to the public of $1,000 per unit. Net proceeds from the initial $10 million offering, assuming no exercise of the warrants included in the units, and after underwriting discounts and commissions and estimated expenses payable by the Company, will be approximately $8.9 million. The gross proceeds to Beacon from this public offering are expected to be up to $15 million, before deducting underwriting discounts and commissions and other estimated offering expenses, which includes the initial proceeds from the sale of the preferred stock and up to $5 million from the exercise, if any, of the warrants to purchase preferred stock included in the units, but assuming no exercise of the common stock warrants.

Each unit consists of one share of Beacon’s newly designated Series B convertible preferred stock, with an initial stated value of $1,000 per share; one warrant to purchase an additional 0.5 of a share of preferred stock for an exercise price of $1,000 per share of preferred stock; and one warrant to purchase 4,458.27 shares of common stock at an exercise price of $0.25234 per share of common stock.  The shares of preferred stock, the preferred stock warrants and the common stock warrants are immediately separable and will be issued separately. The preferred stock is convertible by the holders into common stock at an initial conversion price of $0.25234 per share, subject to adjustment.

Unless the preferred stock is converted or redeemed earlier, it will be redeemed in scheduled monthly installments, beginning February 1, 2011, and ending on its maturity date of February 1, 2012. However, in lieu of making an installment payment in cash, Beacon will have the option of paying the installment amount in shares of its common stock if certain conditions are met.  The preferred stock warrants are exercisable immediately after issuance and will expire on the maturity date of the preferred stock, if not exercised previously by either the holder or by Beacon.   The common stock warrants are immediately exercisable after issuance and will expire on December 23, 2015.

The net proceeds from the offering will be used for general corporate purposes and ongoing working capital requirements. The offering is expected to close on or about December 23, 2010, subject to the satisfaction of customary closing conditions.

Lazard Capital Markets LLC acted as the sole book-running manager for the offering. A shelf registration statement and accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov.  Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020, or via telephone at (800) 542-0970 or from the above-mentioned SEC website.

This press release is not an offer to sell or the solicitation of an offer to buy these securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Beacon Power

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix(TM), now in production, being operated and earning revenue, is a non-polluting, megawatt-scale, fast-response flywheel-based solution designed to provide less expensive, more sustainable and effective frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets and at a time when the Company’s stock price is rather low; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as the Company’s, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Investor Relations Contact:

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com